Exhibit 3.2

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CYANOGEN INC.”, FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF APRIL, A.D. 2015, AT 1:25 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

5278712 8100
150569777	DATE: 04-28-15

 You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division o£ Corporations
Delivered 04:13 PM 04/27/2015
FILED 01:25 PM 04/27/2015
SRV 150569777 - 5278712 FILE

CERTIFICATE OF AMENDMENT TO THE

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CYANOGEN INC.,

a Delaware Corporation

The undersigned does hereby certify on behalf of Cyanogen Inc., (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, as follows:

FIRST: That the undersigned is the duly elected and acting Chief Executive Officer of the Corporation.

SECOND: That, pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), the first paragraph of Article Fourth of the Fourth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 42,000,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”), and (ii) 21,982,491 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).”

THIRD: That pursuant to Section 242 of the DGCL, the first paragraph of Article Fourth, Part B is hereby amended to read in its entirety as follows:

“21,982,491 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Preferred Stock” of which 10,157,843 shares shall be designated as “Series A Preferred Stock,” 6,567,670 shares shall be designated as “Series B Preferred Stock” and 5,256,978 shares shall be designated as “Series C Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.”

FOURTH: That the foregoing Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted and approved by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228, and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned hereby further declares and certifies under penalty of perjury that the facts set forth in the foregoing certificate are true and correct to the knowledge of the undersigned, and that this certificate is the act and deed of the undersigned.

Executed on this 24th day of April, 2015.

By:	/s/ Kirt McMaster
Kirt McMaster
Chief Executive Officer

CYANOGEN INC.

SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT TO

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

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